Exhibit 99.1

Immediate Release
Contact
Ken Lamb:	(248) 754-0884

BORGWARNER EXPECTS RECORD NET EARNINGS OF $3.10 TO $3.25 PER DILUTED SHARE IN 2014 WITH SALES GROWTH OF 7% TO 11%

Auburn Hills, Michigan, January 15, 2014 - BorgWarner Inc. (NYSE: BWA) today provided 2014 earnings guidance of $3.10 to $3.25 per diluted share, which implies earnings growth of 12% to 15% compared with 2013 earnings guidance of $2.78 to $2.83 per diluted share, excluding non-recurring items.

2014 Guidance Highlights:

•	Net earnings of $3.10 to $3.25 per diluted share, up 12% to 15% compared with 2013 net earnings guidance of $2.78 to $2.83 per diluted share, excluding non-recurring items.

•	Organic sales growth of 7% to 11% compared with 2013 sales guidance.

•	Operating income margin of 12.5% or better.

•	Capital expenditures, including tooling outlays, of $450 million to $500 million.

•	Excludes the pending acquisition of Gustav Wahler GmbH u. Co. KG and its general partner.

“In 2014, we expect another record year for sales and earnings,” said James Verrier, BorgWarner President and CEO. “Our backlog of net new business is expected to drive sales growth of 7% to 11% in 2014 compared with 2013 as demand for our product technologies that improve fuel economy, emissions and performance, continues to accelerate around the globe.”

The company expects its 2014 operating income margin to be 12.5% or better, up from its operating income margin guidance of 12.0% or better for 2013. The expectation of improved margins can be largely attributed to incremental income from higher sales, improved operational efficiency and ongoing focus on managing costs. Strong operational performance is expected to offset the costs of global growth, higher raw material costs and other inflationary cost pressures. The company expects an average U.S. Dollar to Euro exchange rate of $1.32 in 2014.

Today, at approximately 12:50 pm ET, the company will webcast its presentation at the Deutsche Bank Global Auto Industry Conference in Detroit, Michigan, which will include a discussion of its guidance. The webcast can be accessed at: http://www.borgwarner.com/en/Investors/default.aspx.

About BorgWarner
Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a technology leader in highly engineered components and systems for powertrain applications worldwide. Operating manufacturing and technical facilities in 56 locations in 19 countries, the company develops products to improve fuel economy, reduce emissions and enhance performance. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. For more information, please visit borgwarner.com.

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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “initiative,” “intends,” “outlook,” “plans,” “potential,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use by original equipment manufacturers of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, as well as other risks noted reports that we file with the Securities and Exchange Commission, including the Risk Factors identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements.